EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-152665 on Form S-8 and Nos. 333-149412, 333-143950, 333-140211, and 333-138250 on Form S-3 of our report dated April 15, 2009, relating to the consolidated financial statements of AMDL, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of AMDL, Inc. for the year ended December 31, 2008.
/s/ KMJ Corbin & Company LLP

Costa Mesa, California
April 15, 2009